UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2007
Diebold, Incorporated
     (Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O.Box 3077, North Canton, Ohio		44720-8077

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 490-4000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.
     On January 26, 2007, Diebold, Incorporated (the “Company”) concluded that a non-cash asset impairment charge would be required in connection with a portion of the costs previously capitalized relative to the Company’s enterprise resource planning (“ERP”) implementation . In the fourth quarter of 2006, the Company hired key executive management with considerable experience in information technology (“IT”) strategic planning, business transformation and global Oracle ERP system implementation. In addition, the Company has made substantial progress with the previously disclosed evaluation of its ERP implementation plan, global IT organization, as well as the completion of its evaluation of the software and hardware architecture. As a result of this completed evaluation, the Company has determined that approximately $22.5 million in previously capitalized ERP costs have become impaired. The impairment charge is primarily a result of previous customizations made to the software and software-related costs that have been rendered obsolete due to adjustments in the implementation plan, process improvements, and the decision to implement a newer release of the ERP software. The Company remains committed to the Oracle ERP platform and achieving the resulting efficiencies from an integrated global IT system.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 30, 2007

DIEBOLD, INCORPORATED
By	/s/ Kevin J. Krakora
Kevin J. Krakora
Executive Vice President and Chief Financial Officer (Principal Financial Officer)